EXHIBIT 99
                                   ----------





                              FOR IMMEDIATE RELEASE

       SVB Financial Services, Inc. Announces a 37% Increase in Net Income


Somerville, NJ...April 19, 2004 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc. (Nasdaq: SVBF), the parent holding company of Somerset Valley Bank, announced today that the Company achieved its largest quarterly earnings in its 13-year history.

     Net income for the first quarter of 2004 was $830,000, an increase of $224,000 or 37% over the first quarter of last year. This net income represents basic earnings per share of $0.22 and diluted earnings per share of $0.21, compared to basic and diluted earnings per share of $0.16 and $0.15 per share, respectively in 2003. Corcoran cited a number of factors contributing to the significant increase.

     Net interest income increased by $300,000 or 9% over the first quarter of 2003. A $33 million or 13% increase in loans combined with an improvement in the Company's net interest margin from 3.76% in the first quarter of 2003 to 3.83% in 2004 were the major factors contributing to the increase in net interest income.

     Non interest income improved by $70,000 or 14% from last year. Gains on the sale of SBA loans increased by $53,000 and the Company also had increases in the value of bank owned life insurance and the income from the sales of annuities and mutual funds that helped to offset declines in gains on the sale of securities and service charges on deposit accounts.

     While the Company's revenue showed significant gains, the growth in the Company's non interest expenses was held to an increase of $77,000 or 3%, which included the opening of the Reading Ridge office in February.

     The Company's return on average assets improved from 0.60% to 0.76%, while the return on average equity grew from 10.58% to 12.86%.

     Loan quality remains strong as non performing loans were reduced from $1,009,000 in March 2003 to $763,000 at the end of the current quarter. These loans now represent 0.27% of outstanding loans.

     Corcoran commented, "This was a quarter in which a number of the areas we have been working on seemed to come together to give us an absolutely great start to the year. We hope to build on that going forward."

     Corcoran also addressed the activity in the Company's market area. "There are two major bank mergers in our market that we believe will provide us the opportunity to continue to improve our market position in Central New Jersey."

     Somerset Valley Bank has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards, Warren, Aberdeen in Monmouth County, Edison in Middlesex County and Flemington in Hunterdon County. The Bank is planning to open another location in Flemington and one in Metuchen in Middlesex County in 2004. An office is planned for South Plainfield in 2005. As of June 30, 2003, Somerset Valley Bank was ranked 7 of 27 banks in Somerset County in terms of deposits with 6.09% of the market and 61 of 177 banks in the State of New Jersey.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.